Exhibit 11.3

Consent

I hereby consent to the reliance on our Third Party Study in this offering statement on Form 1-A (“Offering Statement”) of VidAngel, Inc. (the “Company”), which was commissioned by the Company in May 2016, and which the Company has referred to in the Offering Circular included in the Offering Statement.

/s/ Jeffery L. Hall

Jeffery L. Hall

NRG Research Group

September 13, 2016

Date